Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Rich Halberg
(847) 402-5600

Allstate Announces George E. Ruebenson, President of Allstate Protection, to Retire

Forty-year veteran has had great impact on company success

NORTHBROOK, Ill., October 26, 2009 — The Allstate Corporation (NYSE:ALL) today announced that George E. Ruebenson, president, Allstate Protection, will retire effective December 31, 2009, after nearly 40 years of service.  As the president of Allstate Protection, Ruebenson has maintained its financial performance in this uncertain economic climate, improved customer loyalty and built a foundation for sustainable growth.

“George’s service to our customers and company has helped people rebuild their lives after catastrophes, strengthen Allstate and secure a bright future for all of us,” said Chairman, President and Chief Executive Officer Thomas J. Wilson. “He is a superb business leader and has led our community efforts to keep teenagers safe while driving. His dedication to customers, employees and agency owners is a core part of our culture and is a strength we will build upon for future success.”

Ruebenson joined Allstate in 1970 and held a number of key leadership positions in the company’s home office and field operation. In 2000, he was named vice president for the Property-Casualty Claims Service Organization, the largest employee group in the company. Shortly after, Ruebenson became a member of Allstate’s senior management team as senior vice president. Ruebenson was appointed president of Allstate Protection in 2007.

Consistent with the company’s succession planning approach, a disciplined process is underway to select Allstate Protection’s next president.

Wilson continued, “We have a world class senior management team that will build on George’s successes and reinvent protection and retirement for the consumer.”

Allstate Protection combines the property and casualty offerings of Allstate, as well as EncompassSM and Deerbrook® Insurance, which are sold through Allstate and independent agencies, respectively.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help more than 17 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

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